Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 17, 2020, with respect to the audited combined financial statements of the Patient Care Solutions Business as of March 31, 2019 and March 31, 2018 and for the years then ended incorporated by reference in the Registration Statement on Form S-1 (File No. 333-239515), which are incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Southfield, Michigan
July 1, 2020